Exhibit 10.3

COMMERCIAL LEASE

Between Lave Systems Corporation

&

Justin Gonzalez

This Lease Agreement (the “Lease”) is dated as of January 1, 2020, by and between Lave Systems Corporation (“Lessor”), and Justin Gonzalez and or his designee (“Tenant”). The parties agree as follows:

PREMISES. Lessor, in consideration of the lease payments provided in this Lease, leases to Tenant approximately 7,800 square feet of commercial manufacturing and office space located in the Wolf Creek Industrial Building presently identified as units 14-I6, located at 1 IO Spring Hill Drive Grass Valley, CA 95945, hereafter referred to as the (“Premises”).

TERM. The lease term will begin on January 01, 2020 and will terminate on January 01, 2025 unless renewed for an additional five years under the automatic lease renewal provision described herein below.

LEASE PAYMENTS. Tenant shall pay to Lessor monthly installments of four thousand dollars ($4,000) per month for the first twelve (12) months of the Lease payable in advance on the first day of each month. Lease payments may be increased on the first day of January for each year thereafter for the term of this Lease based upon the CPI published in the Wall Street Journal. Lease payments shall be made to the Lessor at the address communicated in writing by Lessor to Lessee.

SECURITY DEPOSIT. Tenant is not required to give Lessor a security deposit for Tenant damages to the Premises (if any) as provided by law as long as Tenant warrants that he will pay in full for any Tenant damages that may occur during the term of the Lease.

POSSESSION. Tenant shall be entitled to possession on the first·day of the term of this Lease, and shall yield possession to Lessor on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably return the Premises to Lessor in as good a condition as when delivered to Tenant, with ordinary wear and tear excepted.

USE OF PREMISES. Tenant may use the Premises for the research, development and manufacturing of various plant compounds infused in water and other liquids for the food and beverage industry and other industries as identified. The premises may be used by the Tenant for other businesses with the notification to and written consent of the Lessor, which shall not be unreasonably withheld. Tenant shall notify Lessor of any anticipated extended absence from the Premises, not later than the first day of the extended absence.

TENANT IMPROVEMENTS. Lessor agrees to fund up to two hundred thousand dollars ( $200,000.00) of Lessee’s Tenant Improvements with the understanding between the parties that Lessee will fully reimburse Lessor for all such expenditures immediately upon being invoiced by Lessor.

EXCLUSIVITY. Lessor shall not directly or indirectly, through any employee, agent, or othe rwise, lease any space within the property (except the Premises herein described), or permit the use or occupancy of any such space whose primary business activity is in, or may result in, competition with the Tenant’s primary business activity. The Lessor hereby gives the Tenant the exclusive right to conduct their primary business activity on the property.

PARKING. Tenant shall be entitled to use eight (8) parking spaces for the parking of the Tenant’s employees and customer’ s motor vehicles.

STORAGE. Tenant shall be entitled to store items of personal property in the building during the term of this Lease. Lessor shall not be liable for los-s of or damage to, such stored items.

PROPERTY INSURANCE. Lessor and Tenant shall each maintain appropriate insurance for their respective interests in the Premises and property located on the Premises. Lessor shall be named as an additional insured in such policies. Tenant shall deliver appropriate evidence to Lessor as proof that adequate insurance is in force issued by companies reasonably satisfactory to Lessor. Lessor shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Lessor may reasonably require for the protection of Lessor’s interest in the Premises. Tenant is responsible for maintaining casualty insurance on its own property.

LIABILITY INSURANCE. Tenant shall maintain liability insurance on the Premises in a total aggregate sum of at least $1,000,000.00. Tenant shall deliver appropriate evidence to Lessor as proof that adequate insurance is in force issued by companies reasonably satisfactory to Lessor. Lessor shall receive advance written notice from the insurer prior to any termination of such insurance policies.

RENEWAL TERMS. This Lease shall automatically renew for an additional period of five (5) years per renewal term, unless either party gives written notice of termination no later than sixty (60) days prior to the end of the term or renewal’ term. The lease terms during any such renewal term shall be the same as those contained in this Lease unless agreed in writing between the Lessor and the Lessee.

MAINTENANCE OF PREMISES.

Owner’s obligations for maintenance shall include:

-	Roof, outside walls, and other structural parts of the building

-	Parking lot, driveways, and sidewalks, including snow and ice removal

-	Sewer, water pipes, and other matters related to plumbing ·

-	External electrical wiring

-	All other items of maintenance not specifically delegated to Tenant under this Lease.

Tenant’s obligations for maintenance shall include:

-	All interior walls, floors, lighting , & indoor plumbing

-	Internal electrical wiring

-	Heating and air conditioning

-	All tenant improvements

UTILITIES AND SERVICES. Tenant shall be responsible for all utilities and services incurred in connection with the Premises.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES. Lessor shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant’s use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

DESTRUCTION OR COND.EMNATION OF PREMISES. If the Premises are partially destroyed by fire or other casualty to an extent that prevents the conducting of Tenant’s use of the Premises in a nonnal manner, and if the damage is reasonably repairable within sixty days after the occurrence of the destruction, and if the cost of repair is less than $50,000.00, Landlord shall repair the Premises and a just proportion of the lease payments shall abate during the period of the repair according to the extent to which the Premises have been rendered untenantable. However; if the damage is not repairable within sixty days, or if the cost of repair is $50,000.00 or more, or if Lessor is prevented from repairing the damage by forces beyond Lessor’s control, or if the property is condemned, this Lease shall terminate upon twenty days’ written notice of such event or condition by either party and any unearned rent paid in advance by Tenant shall be apportioned and refunded to it. Tenant shall give Lessor immediate notice of any damage to the Premises.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or tenn by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Lessor to Tenant, Lessor may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Lessor’s rights to damages. In the alternative, Lessor may elect to cure any default and the cost of such action shall be added to Tenant’s financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Lessor by reason of Tenant’s defaults. All sums of money or charges required to bepaid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as “additional rent”. The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

LATE PAYMENTS. For each payment that is not paid within 5 days after its due date, Tenant shall pay a late fee equal to three percent ( 3%) of the reqLJired payment.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS. Tenant shall be charged $500.00 for each check that is returned to Lessor for lack of sufficient funds. ·

TENANT IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant’s expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant’s expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord, which shall not be unreasonably withheld. Tenant shall not insta ll awnings or advertisements on any part of the Premises without Lessor’s prior written consent. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Lessor shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease if so requested by the Lessor.

ACCESS BYLESSOR TO PREMISES. Subject to Tenant’s consent (which shall not be unreasonably withheld), Lessor shall have the right to enter the Premises to make inspections, provide necessary services , or show the unit to prospective buyers, mortgagees, tenants or workers. However, Lessor does not assume any liability for the care or supervision of the Premises. As provided by law, in the case of an emergency, Lessor may enter the Premises without Tenant’s consent. During the last three months of this Lease, or any extension of this Lease, Lessor shall be allowed to display the usual “To Let” signs and show the Premises to prospective tenants.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold hann less, and defend Lessor from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Lessor may suffer or incur in connection with Tenant’s possession, use or misuse of the Premises, except Lessor’s act or negligence.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character (hat might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Lessor is obtained and proof of adequate insurance protection is provided by Tenant to Lessor.

COMPLIANCE WITH REGULATIONS. Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, coun ty, municipal and other authorities, and the fire insurance underwriters. However, Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitute notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

DISPUTE RESOLUTION. The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiation s amongst the parties. If the matter is not resolved by negotiation, the parties will resolve the dispute using the below Alternative Dispute Resolution (ADR) procedure, unless the dispute or controversy meets the requirements to be brought before California’s small claims court or is an unlawful detainer proceeding. Any controversies or disputes arising out of or relating to this Agreement, other than those accepted above will be submitted to mediation in accordance with any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of California. The arbitrator’s award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of California.

SUBORDINATION OF LEASE. This Lease is subordinate to any mmtgage that now exists, or may be given later by Lessor , with respect to the Premises.

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), nor assign, mortgage or pledge this Lease, without the prior written consent of Lessor.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LESSOR:

Lave Systems Corporation
110 Spring Hill Drive
Grass Valley, CA 95945

TENANT: ..

Justin Gonzalez

P.O. Box 1539

Nevada City, CA 95959

Such addresses may be changed from time to time by any party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of California.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives , successors and assigns.

AGREED AND ACCEPTED

LESSOR:

Lave Systems Corporation

David Hanson

LESSEE:

Justin Gonzalez